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                                                                    EXHIBIT 23-1

[DELOITTE & TOUCHE LLP LETTERHEAD]


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of MCN Investment Corporation, of our reports dated February 12, 1998 (which express an unqualified opinion and include an explanatory paragraph relating to MCN Energy Group Inc.'s adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"), appearing in and incorporated by reference in the Annual Report on Form 10-K of MCN Energy Group Inc. for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

February 27, 1998